Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Coherus BioSciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(f)	64,508,406	N/A	$57,347,972.93	0.0001102	$6,319.75
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$57,347,972.93		$6,319.75
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$6,319.75

(1)

Relates to common stock, $0.0001 par value per share, of Coherus BioSciences, Inc., a Delaware corporation (“Coherus”), issuable to holders of common stock, $0.0001 par value per share, of Surface Oncology, Inc., a Delaware corporation (“Surface”), in the proposed merger of Crimson Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Coherus (“Merger Sub I”), with and into Surface, with Surface surviving such merger as a direct, wholly owned subsidiary of Coherus (the “First Merger”) and, as part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Crimson Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Coherus (“Merger Sub II”), with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”). The amount of Coherus common stock to be registered includes the estimated maximum number of shares of Coherus common stock that are expected to be issued (or reserved for issuance) pursuant to the Mergers.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(f) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Coherus common stock was calculated based upon the market value of shares of Surface common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) and is equal to (a) the product of (i) $0.889, the average of the high and low prices per share of Surface common stock on the Nasdaq Global Market on July 3, 2023, multiplied by (ii) 64,508,406 maximum number of shares of Surface common stock estimated to be exchanged in the merger.